UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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AMERIVEST PROPERTIES INC.
(Name of Registrant as Specified In Its Charter)

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NEWS RELEASE

CONTACT:

Becky Nichols	1780 South Bellaire Street	Listed: AMEX
Investor Relations (Ext. 104)	Suite 100	Trading Symbol: AMV
beckyn@amvproperties.com	Denver, CO 80222	www.amvproperties.com
Fax: (303) 296-7353

AMERIVEST PROPERTIES ANNOUNCES ADOPTION OF PLAN OF LIQUIDATION

DENVER, CO, February 9, 2006 — AmeriVest Properties Inc. (AMEX: AMV) (the “Company”) today announced that its Board of Directors (the “Board”) has approved a Plan of Liquidation (the “Plan”) for the Company.  The Plan is subject to approval by the Company’s stockholders holding a majority of the Company’s outstanding shares of common stock.  The Company expects to present the Plan for approval as soon as reasonably practicable, which could be at the Company’s annual meeting.

Under the Plan, the Company intends to sell its assets on an orderly basis, to pay or provide for its liabilities, and to distribute its remaining cash to its stockholders.  The Company currently estimates that liquidating distributions will be paid over a period of between 6 months and 24 months and that the stockholders could receive between $4.20 and $4.80 per share in total distributions over the liquidation period. This estimated distribution range is based on numerous assumptions, notably including the estimated sale prices of assets for which no definitive sale agreements or letters of intent are in place.  Although the Company’s management believes its assumptions are reasonable, the assumptions may prove to be inaccurate and the ultimate amount of liquidating distributions to stockholders may be reduced or delayed.

Charles Knight, President and CEO stated, “Your Board of Directors has approved a plan of liquidation, which we believe will maximize stockholder value. This decision is the culmination of a long and thoughtful process by your Board.  With the adoption and implementation of this plan, we will be asking our shareholders to approve the process of monetizing value from the 12 properties currently owned by the Company in Dallas, Phoenix and Denver.  Based on the success of our strategic sales program completed last month and a review of all other available alternatives, the quality of the remaining properties and the fundamental improvement in many of our markets, we believe the time is right to present this alternative to our shareholders for approval.”

In November 2004 the Board authorized and retained the investment banking firm, Bear Stearns, to advise the Company on various strategic, financial and business alternatives, including the potential sale or merger of the Company and other possible transactions, including a recapitalization or other alternatives that would keep the Company independent.  In September 2005 the Company announced a strategic asset sale and operational restructuring plan to dispose of five properties, repay and restructure outstanding bank debt and transition property management to third parties.  As previously announced, the strategic asset sale plan, operational restructuring plan and new bank agreements have now been completed. As a result of information gathered in this process, the continuing review of the strategic alternatives available and based upon advice received from third party advisors with respect to the value of the properties and the real estate and capital markets, the Board of Directors has concluded that it is in the best interests of the Company’s stockholders to commence the liquidation process by adoption of the Plan.

The Company has had discussions with a number of prospective purchasers for the Company in a corporate transaction; however, no binding offer has been made and there is no assurance that an agreement for any such transaction could be reached.  If, prior to stockholder approval of the Plan, the Company receives a binding offer for a corporate transaction that will, in the view of the Board of Directors, provide superior value to stockholders than the value of the estimated net distributions under the Plan from the sale of assets, taking into account all factors that could affect valuation, including timing and certainty of close, real estate and investment market risks, transaction, operating, leasing and loan prepayment costs and other factors, the Plan of Liquidation could be abandoned in favor of such a transaction.

The Company has retained Trammell Crow Company to serve as real estate advisor and broker to the Company in connection with the execution of the Plan and sales of the properties in all markets.

The Company will hold a conference call on Tuesday, February 14, 2006 at 11:00 a.m. Mountain Standard Time (1:00 p.m. Eastern, 12:00 p.m. Central, 10:00 a.m. Pacific) to answer questions regarding the adoption of the Plan.  To participate in the conference call, please dial (800) 548-8725 or for participants outside North America, please dial (706) 634-5929 approximately ten minutes before the scheduled start of the call.  A live audio webcast will be available on the Company’s website.  An audio replay of the call will be available two hours after the completion of the conference call until February 19, 2006 by calling (800) 642-1687 or for participants outside North America, please dial (706) 645-9291 and enter conference ID 5397234. An audio replay will be available in the Investor Relations section of the Company’s website, www.amvproperties.com.

Company Information

AmeriVest Properties Inc., with its principal office in Denver, Colorado, provides Smart Space for Small Business® in Dallas, Phoenix and Denver through the acquisition, repositioning and operation of multi-tenant office buildings in those markets.  To receive AmeriVest’s latest news and information, visit our website at www.amvproperties.com.

Additional Information about the Plan of Liquidation and Where to Find It  In connection with the proposed Plan, the Company intends to file relevant materials with the Securities and Exchange Commission (the “SEC”), including a proxy statement.  INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ THESE MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE PLAN.  The proxy statement and other relevant materials (when they become available) and any other documents filed by the Company with the SEC may be obtained free of charge at the SEC’s website at www.sec.gov.  In addition, investors and security holders may obtain free copies of the documents filed with the SEC by the Company by contacting Becky Nichols, AmeriVest Investor Relations at beckyn@amvproperties.com or (303) 297-1800 (Ext. 104) or accessing the Company’s website at www.amvproperties.com.  Investors and security holders are urged to read the proxy statement and the other relevant materials when they become available before making any voting or investment decision with respect to the Plan.

Proxies may be solicited on behalf of the Company by members of its Board of Directors and executive officers. Information about such persons can be found in the Company’s proxy statement relating to its 2005 Annual Meeting of Stockholders, which was filed with the SEC on May 19, 2005 and may be obtained free of charge at the SEC’s website at www.sec.gov or at the Company’s website at www.amvproperties.com.

This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

In addition to historical information, this press release contains forward-looking statements and information under federal securities laws.  These statements are based on expectations, estimates and projections about the industry and markets in which AmeriVest operates, management’s beliefs and assumptions made by management.  While AmeriVest management believes the assumptions underlying its forward-looking statements and information are reasonable, such information is necessarily subject to uncertainties and may involve certain risks, many of which are difficult to predict and are beyond management’s control.  As such, these statements and information are not guarantees of future performance, and actual operating results may differ materially from what is expressed or forecasted in this press release.  In particular, the factors that could cause actual operating results to differ materially include, without limitation, continued qualification as a real estate investment trust, the effects of general and local economic and market conditions, competition, regulatory changes, the ability to enter into new leases or renew leases on favorable terms, dependence on tenants’ financial condition, the uncertainties of real estate development and acquisition activity, development and construction costs, insurance risks, the costs and availability of financing, potential liability relating to environmental matters and liquidity of real estate investments and other risks and uncertainties detailed in AmeriVest’s 2004 Annual Report on Form 10-K and from time to time in the Company’s filings with the Securities and Exchange Commission.